Exhibit 10.1

CHANGE OF CONTROL AGREEMENT

THIS AGREEMENT is made as of this 12th day of December, 2002, among NSD Bancorp, Inc. (“Corporation”), a Pennsylvania business corporation having a place of business at 100 Federal Street, Pittsburgh, Pennsylvania 15212, NorthSide Bank (“Bank”), a bank chartered under the laws of the Commonwealth of Pennsylvania, having a place of business at 100 Federal Street, Pittsburgh, Pennsylvania 15212, and Lloyd G. Gibson (“Executive”), an adult individual residing at 3214 Waterford Court, Pittsburgh, Pennsylvania, 15238 (collectively the “Parties” and, individually, sometimes a “Party”).

W I T N E S S E T H:

WHEREAS, the Corporation is a registered bank holding company;

WHEREAS, the Bank is a subsidiary of the Corporation;

WHEREAS, any reference to Corporation in this Agreement shall mean Corporation or Bank;

WHEREAS, the Executive has been employed by the Corporation as President and CEO of Bank and Corporation; and

WHEREAS, this Agreement will become operative only upon a Change of Control (as defined herein); and

WHEREAS, the purpose of this Agreement is to define certain severance benefits that will be paid by the Corporation in the event of a Change of Control (as defined herein), but is not intended to affect, nor does it affect, the terms of the Employment Agreement that the Executive and the Bank executed on July 1, 1993 (the “Employment Agreement”), absent a Change of Control (as defined herein) of the Corporation.

NOW THEREFORE, in consideration of the Executive’s service to the Corporation and of the mutual covenants, undertakings and agreements set forth herein and intending to be legally bound hereby, the Parties agree as follows:

1.    TERM.  The term of the Agreement shall be effective as of the day and year written above, and shall continue until either Executive or Corporation gives the other written notice of termination of employment, with or without cause; provided, however, that during the period of time between the execution of an agreement to effect a Change of Control (as defined herein) and the actual Date of Change of Control (as defined herein), termination of the Executive’s employment, demotion of the Executive and/or reduction of the Executive’s salary shall only be for Cause (as defined herein).

2.    DEFINITION OF CAUSE.  The term “Cause” shall be defined, for purposes of this Agreement, in the same manner that it is defined in the Employment Agreement.

3.    DEFINITION OF CHANGE OF CONTROL.  For purposes of this Agreement, the term “Change of Control” shall mean a change of control (other than one occurring by reason of an acquisition of the Corporation by Executive) of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A or any successor rule or regulation promulgated under the Securities Exchange Act of 1934, as amended (the “Act”); provided that, without limiting the foregoing, a Change of Control shall be deemed to have occurred if:

(a)	a merger or consolidation of the Corporation or purchase of substantially all of the Corporation’s assets by another “person” or group of “persons” (as such term is defined or used in Sections 3, 13(d), and 14(d) of the Act) and, as a result of such merger, consolidation or sale of assets, less than a majority of the outstanding voting stock of the surviving, resulting or purchasing person is owned, immediately after the transaction, by the holders of the voting stock of the Corporation before the transaction;

(b)	any “person” as defined above, other than the Corporation, the Executive or any “person” who on the date hereof is a director or officer of the Corporation, is or becomes the “beneficial owner” (as defined in Rule 13d-3 and Rule 13d-5, or any successor rule or regulation, promulgated under the Act), directly or indirectly, of securities of the Corporation which represent twenty-five percent (25%) or more of the combined voting power of the securities of the Corporation, then outstanding;

(c)	during any period of two (2) consecutive years during the term of this Agreement and any extension thereof, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least two-thirds thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period; or

(d)	any other change of control of the Corporation similar in effect to any of the foregoing.

4.    DEFINITION OF DATE OF CHANGE OF CONTROL.  For purposes of this Agreement, the “Date of Change of Control” shall mean:

(a)	the first date on which a single person and/or entity, or group of affiliated persons and/or entities, acquire the beneficial ownership of twenty-five (25%) percent or more of the Corporation’s voting securities; or

(b)	the date of the closing of an Agreement, transferring all or substantially all of the Corporation’s assets; or

(c)	the date on which a merger, consolidation or business combination is consummated, as applicable; or

(d)	the date on which individuals that formerly constituted a majority of the Board of Directors of the Corporation under paragraph 3(c) above, cease to be a majority.

5.    PAYMENTS UPON TERMINATION.

(a)	If, during the period of time between the execution of an agreement to effect a Change of Control(as defined herein) and the actual Date of the Change of Control (as defined herein), Executive’s employment is terminated for Cause (as defined herein), all rights of the Executive under this Agreement shall cease as of the effective date of such termination, except that Executive (i) shall be entitled to receive accrued salary through the date of such termination and (ii) shall be entitled to receive the payments and benefits to which he is then entitled under the employee benefit plans of the Corporation as of the date of such termination.

(b)	If a Change of Control (as defined herein) occurs and the Executive was not terminated for Cause prior to the Date of the Change of Control or if during the period of time between the execution of an agreement to effect a Change of Control (as defined herein) and the actual Date of Change of Control (as defined herein), Executive was terminated or demoted or his salary was reduced, other than for Cause, then the Executive shall be entitled to receive a lump sum payment equal to 2 times the Executive’s then current Annual Direct Salary (as defined herein), minus applicable withholdings and taxes. Said sum shall be paid to the Executive on the Date of the Change of Control.

(c)	If a Change of Control (as defined herein) occurs and the Executive was not terminated for Cause prior to the Date of the Change of Control, or if during the period of time between the execution of an agreement to effect a Change of Control (as defined herein) and the actual Date of Change of Control (as defined herein), Executive was terminated or demoted or his salary reduced, other than for cause, then the Executive shall receive, in addition to the payment forth in Section 5(b) of this Agreement, continued health care, life insurance, and disability insurance coverage with the Corporation providing, on behalf of Executive, the same contribution level toward Executive’s health care, life insurance and disability insurance coverage, that it was providing prior to the Change of Control. These contributions shall continue for a period of two (2) years or until the Executive secures other employment, whichever is earlier, if permitted under the terms and conditions of Corporation’s contracts with the insurance providers. If continued coverage is not permitted, Corporation shall pay to Executive the sum which it would have paid the health care and/or life insurance and/or disability insurance providers for Executive’s continued coverage for a period of two years or until the Executive secures other employment, whichever is earlier.

6.    ANNUAL DIRECT SALARY.  For purposes of this Agreement, Annual Direct Salary shall be defined as the fixed, gross, base annual salary paid to the Executive at such time as the Corporation customarily pays its other senior officers and shall not include any benefits, bonuses, incentives or other compensation.

7.    RESTRICTIVE COVENANT.

(a)	Executive hereby acknowledges and recognizes the highly competitive nature of the business of Corporation and Bank, and, accordingly, agrees that if a Change of Control (as defined herein) occurs and provided that Executive receives the payments identified in Section 5 of this Agreement, then during and for one (1) year following termination of Executive’s employment with Corporation, Executive shall not:

(i)	provide financial or executive assistance to any person, firm, corporation, or enterprise engaged in (1) the banking or financial services industry (including bank holding company), or (2) any other activity in which Corporation or any of its subsidiaries are engaged during Executive’s employment with Corporation, within twenty (20) miles of any branch location, office or other facility of Corporation or any of its subsidiaries (the “Non-Competition Area”);

(ii)	directly or indirectly contact, solicit or induce any person, corporation or other entity who or which is a customer or referral source of Corporation or any Corporation subsidiary during the term of Executive’s employment or on the date of termination of Executive’s employment, to become a customer or referral source for any person or entity other than Corporation or a Corporation subsidiary; or

(iii)	directly or indirectly solicit, induce or encourage any employee of Corporation or any Corporation subsidiary, who is employed during the term of Executive’s employment or on the date of termination of Executive’s employment, to leave the employ of Corporation or to seek, obtain or accept employment with any person or entity other than Corporation.

(b)	It is expressly understood and agreed that, although Executive and Corporation consider the restrictions contained in Section 7(a) reasonable for the purpose of preserving for Corporation and its subsidiaries, their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 7(a) is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 7(a) shall not be rendered void, but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c)	The existence of any immaterial claim or cause of action of the Executive against Corporation, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Corporation of this covenant. The Executive agrees that any breach of the restrictions set forth in this Section will result in irreparable injury to Corporation for which it will have no adequate remedy at law and the Corporation shall be entitled to injunctive relief in order to enforce the provisions hereof and/or seek specific performance and damages.

8.    UNAUTHORIZED DISCLOSURE.  During the term of his employment, or at any later time, the Executive shall not, without the written consent of the Boards of Directors of Corporation and Bank or a person authorized thereby, knowingly use or disclose to any person, other than an employee of the Corporation, Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of Corporation, any material confidential information obtained by him while in the employ of Corporation with respect to any of the services, products, improvements, formulas, designs or styles, processes, customers, customer lists, methods of business or any business practices of Corporation, Bank or their subsidiaries or affiliates, the disclosure of which could be or will be damaging to Corporation, Bank or their subsidiaries or affiliates; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by Corporation, Bank or their subsidiaries or affiliates or any information that must be disclosed as required by law.

9.    NO EMPLOYMENT CONTRACT.  This Agreement is not an employment contract. Nothing contained herein shall guarantee or assure Executive of continued employment by Corporation.

10.    NOTICE.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Lloyd G. Gibson 3214 Waterford Court Pittsburgh, PA 15238

If to the Corporation:	Mr. Lawrence R. Gaus Chairman of the Board of Directors NorthSide Bank 5004 McKnight Road Pittsburgh, PA 15237-3418

or to such other address as Executive or Corporation may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

11.    SUCCESSORS; BINDING AGREEMENT.  This Agreement shall inure to the benefit of and be binding upon the Corporation, Bank and Executive, their respective personal representatives, heirs, assigns or successors, provided, however, that the Executive may not commute, anticipate, encumber, dispose or assign any payment herein except as specifically set forth in Section 13 of this Agreement.

12.    SEVERABILITY.  If any provision of this Agreement is declared unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

13.     WAIVER; AMENDMENT.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Boards of Directors of Corporation and Bank. No waiver by either party, at any time, of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement may be amended or canceled only by mutual agreement of the parties in writing.

14.    PAYMENT OF MONEY DUE DECEASED EXECUTIVE.  In the event of Executive’s death, any monies that may be due him from the Corporation under this Agreement as of the date of death or thereafter, shall be paid to the person designated by him in writing for this purpose, or, in the absence of any such designation, to his estate.

15.     LIMITATION OF DAMAGES FOR BREACH OF AGREEMENT.  In the event of a breach of this Agreement, by either the Corporation or the Executive, each hereby waives to the fullest extent permitted by law, the right to assert any claim against the others for punitive or exemplary damages. In no event shall any party be entitled to the recovery of attorney’s fees or costs.

16.     ARBITRATION.  Corporation and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement, except for any claims brought by Corporation for equitable relief or an injunction to enforce the restrictive covenants contained in Section 7, are to be submitted for resolution, in Pittsburgh, Pennsylvania, to the American Arbitration Association (the “Association”) in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (“Rules”). Corporation or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. Corporation and Executive may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association’s pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania, but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, Corporation and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein.

17.    LAW GOVERNING.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflicts of law principles.

18.    VALIDITY.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

19.    HEADINGS.  The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

20.    ENTIRE AGREEMENT.  This Agreement supersedes any and all prior agreements, either oral or in writing, between the parties with respect to payments upon termination after a Change of Control, and this Agreement contains all the covenants and agreements between the parties with respect to same.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be duly executed in their respective names and, in the case of the Corporation and Bank, by its authorized representatives the day and year above mentioned.

ATTEST:	NSD, Bancorp, Inc.

/s/ Gloria J. Bush Corporate Secretary	By /s/ Lawrence R. Gaus Lawrence R. Gaus, Chairman, Board of Directors

ATTEST:	NorthSide Bank

/s/ Gloria J. Bush Corporate Secretary	By /s/ Lawrence R. Gaus Lawrence R. Gaus, Chairman, Board of Directors

WITNESS:	EXECUTIVE:

/s/ Gloria J. Bush Corporate Secretary	/s/ Lloyd G. Gibson Lloyd G. Gibson, President and CEO